Members:                                                                                                                                                             October 9, 2009

SIRE would like to extend a warm welcome to our new General Manager/CEO, Mr. Brian Cahill.  Brian has more than 30 years experience in the grain distillation business.  He most recently was Executive Vice President of the Distillery Innovations Segment of MGP Ingredients, Inc.  MGP is a public company based in Atchison, Kansas, which provides services in the development, production and marketing of naturally-derived specialty ingredients and alcohol products.  He worked for MGP and an acquired subsidiary from 1976 to 2008 serving in various positions including Plant Controller, Vice President of Administration and Finance, General Manager, CFO and Vice President of Finance and Administration. While at MGP, his responsibilities included management of marketing, operations, transportation and risk management.  Brian is also a Certified Public Accountant.

“We are excited to have Brian join SIRE,” stated Karol King, Chairman. “He is one of the most seasoned executives in our business and brings an impressive executive, financial and operations background.  He will be a good fit for the Company as we go into a period of full operations.”

James M. “Mickey” Lay, who has been serving in as General Manager on an interim basis, returns to his duties at Bunge North America, Inc.  Mr. King said, “On behalf of the SIRE board and members, we thank Mickey for bringing his exceptional talents in construction and agricultural facility start up to SIRE over the past six months.   Mickey’s experience, gained through a long world-wide career with Bunge, was essential in bringing our facility to completion.”

Brian Cahill, General Manager/CEO:
I am very excited about this opportunity and for the future of SIRE. I wish to thank Mickey and all the SIRE employees for a warm welcome and for helping me transition into my new role. Please feel free to contact me at 712-352-5002 should you have any question or concerns. I look forward to getting to know the members of SIRE.

Mickey Lay, Interim General Manager’s Final Report:
As I write my last report for the SIRE facility I want to thank the SIRE staff and Board of Directors for allowing me the opportunity to serve as your interim General Manager over the past several months.  It has been a privilege to work with such a great group of people and to be a part of a wonderful team effort in completing the plant.  All of us can feel a great sense of accomplishment with what we have been able to accomplish over the last several months.

Plant Update:
•	Larry Seefus was hired as our Reliability Manager. Larry comes from TOPPS, which is a piping and welding contractor we have used on site for the last several months.

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Clean-up at the downtown elevator has begun in preparation of fall harvest.  We will be taking corn during harvest at both the ethanol plant and the downtown elevator as needed.  Hours of dump will also vary on an as needed basis.  This information can also be found on the SIRE website under the Cash Bids tab.  www.sireethanol.com

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Bunge North America began marketing ethanol on August 18th. We shipped our first unit train of ethanol out before the end of the month. We anticipate doing 2 unit trains (80-100 cars) each month. A majority of DDGS continue to go out by truck. Some units are going to Kansas City and are part of container shipments to Asia.

•	Annual fall shutdown began on September 9th and concluded on September 11th. Items completed at this time included repairs, improvements, inspections and preventative maintenance.
•	The plant began ethanol production on February 7th; the chart below shows our monthly production.
•	The Mid American steam line is operational and commissioning of the turbine is in the process of being completed.

Below is a graph of our production and corn consumption.

Sincerely,

Brian Cahill,
General Manager/CEO